                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 11, 2003


                       Allegheny Technologies Incorporated
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                        1-12001                25-1792394
 ----------------------------           -----------          ------------------
 (State or other jurisdiction           (Commission             (IRS Employer
      of incorporation)                 File Number)         Identification No.)


             1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479
        ------------------------------------------------------ ----------
               (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (412) 394-2800



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Item 5. Other Events

         As described in its 2003 annual meeting proxy statement, until the effective date of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), Allegheny Technologies Incorporated ("ATI") maintained a Stock Acquisition and Retention Program ("SARP"). Under the SARP, certain executives could purchase shares of ATI common stock in exchange for a promissory note payable to ATI, and ATI would match the purchase with a grant of a certain number of shares of restricted common stock. After the enactment of Sarbanes-Oxley, the Company terminated the SARP and no further loans or purchases were permitted. In connection with the winding up of the SARP, on September 11, 2003 an aggregate of 691,339 shares, previously purchased under the SARP between 1995 and the effective date of Sarbanes-Oxley, were sold by participants to a financial institution in a market transaction; all net proceeds were used to reduce balances due under SARP promissory notes. In addition, all of the restricted shares granted to the participants under the SARP in prior years, an aggregate of 501,970, as well as options to purchase an aggregate of 836,466 shares of common stock previously granted, were forfeited by SARP participants. In addition, the Company paid the participants a SARP Termination Payment in cash, which was used by each participant, net of individual tax consequences, to repay to the Company all remaining balances owing on the SARP loans. The Board of Directors has also determined that no equity compensation will be granted to SARP participants for at least six months. As a result of the termination of the SARP, ATI expects to receive approximately $730,000 in net cash and incur an after tax book expense of approximately $3.4 million in the third quarter of 2003.



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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    ALLEGHENY TECHNOLOGIES INCORPORATED



                                    By: /s/ Jon D. Walton
                                        -------------------------------
                                        Jon D. Walton
                                        Senior Vice President, Chief Legal and
                                        Administrative Officer



Dated:  September 15, 2003



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